OKAPI PARTNERS

Mastandrea/Whitestone REIT: Information for Shareholders of Whitestone REIT

Mastandrea/WSR - Proxy Statement

April 8, 2026

© 2026 Okapi Partners LLC. All rights reserved.

Reproduction in whole or in part in any form or medium without express written permission of OKAPI Partners is prohibited.